                                                                       Exhibit 3


                          REBUTTAL OF CONTROL AGREEMENT


        I. WHEREAS

             A. Kamehameha Schools Bernice Pauahi Bishop Estate ("KSBE") is the owner of 4,759,848 shares (the "Shares") of the common stock (the "Stock") of PBOC Holdings, Inc. ("PBOC"), and PBOC holds one hundred percent of the outstanding stock of People's Bank of California (the "Bank"), a federal savings bank with its home office located at 5900 Wilshire Boulevard, Los Angeles, California 90036-5013. The Shares represent approximately 23.3% of a class of "voting stock" of PBOC as defined under the Acquisition of Control Regulations ("Regulations") of the Office of Thrift Supervision ("Office"), 12 CFR part 574 ("Voting Stock");

             B. PBOC is a "savings and loan holding company" and the Bank is a "savings association" within the meaning of the Regulations;

             C. KSBE is currently registered as a "savings and loan holding company" pursuant to Section 584.1(a) of the Regulations, and KSBE is requesting that the OTS release KSBE from such registration. KSBE's ownership exceeds 10 percent of a class of the Voting Stock but does not and will not exceed 25 percent of a class of the Voting Stock of PBOC, which would constitute the acquisition of a "control factor" as defined in the Regulations ("Control Factor");

             D. KSBE has no intention to manage or control, directly or indirectly, PBOC or the Bank;

             E. KSBE has previously filed with the Office a letter seeking to rebut the determination of control, attached hereto and incorporated by reference herein (this submission referred to as the "Rebuttal");

             F. In order to rebut the rebuttable determination of contro1, KSBE agrees to offer this Agreement as evidence that the retention of the Shares as proposed would not constitute control under the Regulations.

        II. The Office has determined, and hereby agrees, to act favorably on the Rebuttal, and in consideration of such a determination and agreement by the Office to act favorably on the Rebuttal, KSBE and any other existing, resulting or successor entities of KSBE agree with the Office that:

             A. Unless KSBE shall have filed a Notice under the Change in Control Act ("Control Act"), 12 U.S.C. Section 1817(j), or an Application under Savings and Loan Holding Company Act (the "Holding Company Act"), 12 U.S.C.
Section 1467a, as appropriate, and either shall have obtained approval of the Application or clearance of the Notice in accordance with the Regulations, KSBE will not, except as expressly permitted otherwise herein or pursuant to an amendment to this Rebuttal Agreement:

                    1. Seek or accept representation of more than one member of the board of directors of PBOC or the Bank;

                    2. Have or seek to have any representative serve as the chairman of the board of directors, or chairman of an executive or similar committee of PBOC's or the Bank's board of directors or as president or chief executive officer of PBOC or the Bank;

                    3. Engage in any intercompany transaction with PBOC or the Bank or PBOC's or the Bank's affiliates;

                    4. Propose a director in opposition to nominees proposed by the management of PBOC or the Bank for the board of directors of PBOC or the Bank other than as permitted in paragraph A-1;

                    5. Solicit proxies or participate in any solicitation of proxies with respect to any matter presented to the stockholders of PBOC other than in support of, or in opposition to, a solicitation conducted on behalf of management of PBOC;

                    6. Do any of the following, except as necessary solely in connection with KSBE's single designated representative's performance of duties as a member of PBOC's or the Bank's board of directors:

                         (a) Influence or attempt to influence in any respect
the loan and credit decisions or policies of the Bank, the pricing of services, any personnel decisions, the location of any offices, branching, the hours of operation or similar activities of the Bank;

                         (b) Influence or attempt to influence the dividend
policies and practices of PBOC or the Bank or any decisions or policies of PBOC or the Bank as to the offering or exchange of any securities;

                         (c) Seek to amend, or otherwise take action to change,
the bylaws, articles of incorporation, or charter of PBOC or the Bank;

                         (d) Exercise, or attempt to exercise, directly or
indirectly, control or a controlling influence over the management, policies or business operations of PBOC or the Bank; or

                         (e) Seek or accept access to any non-public information
concerning PBOC or the Bank.

             B. KSBE is not a party to any agreement with PBOC or the Bank except for that certain Stockholders' Agreement, dated April 20, 1998, entered into by and among PBOC, KSBE, BIL Securities (Offshore) Limited ("BIL") and Arbur, Inc. ("Arbur"), and that certain Shareholder Rights Agreement, dated April 20, 1998, entered into by and among PBOC, the Bank, KSBE, BIL and Arbur.

             C. KSBE shall not assist, aid or abet any of KSBE's affiliates or associates that are not parties to this Agreement to act, or act in concert with any person or company, in a manner which is inconsistent with the terms hereof or which constitutes an attempt to evade the requirements of this Agreement.

             D. Any amendment to this Agreement shall only be proposed in connection with an amended rebuttal filed by KSBE with the Office for its determination;

             E. Prior to acquisition of any shares of "Voting Stock" of PBOC or the Bank as defined in the Regulations in excess of the Shares, any required filing will be made by KSBE under the Control Act or the Holding Company Act and either approval of the acquisition under the Holding Company Act shall be obtained from the Office or any Notice filed under the Control Act shall be cleared in accordance with the Regulations;

             F. At any time during which 10 percent or more of any class of Voting Stock of PBOC or the Bank is owned or controlled by KSBE, no action which is inconsistent with the provisions of this Agreement shall be taken by KSBE until KSBE files and either obtains from the Office a favorable determination with respect to either an amended rebuttal, approval of an Application under the Holding Company Act, or clearance of a Notice under the Control Act, in accordance with the Regulations;

             G. Where any amended rebuttal filed by KSBE is denied or disapproved, KSBE shall take no action which is inconsistent with the terms of this Agreement, except after either (1) reducing the amount of shares of Voting Stock of PBOC or the Bank owned or controlled by KSBE to an amount under 10 percent of a class of Voting Stock, or immediately ceasing any other actions that give rise to a conclusive or rebuttable determination of control under the Regulations; or (2) filing a Notice under the Control Act, or an Application under the Holding Company Act, as appropriate, and either obtaining approval of the Application or clearance of the Notice, in accordance with the Regulations;

             H. Where any Application or Notice filed by KSBE is disapproved, KSBE shall take no action which is inconsistent with the terms of this Agreement, except after reducing the amount of shares of Voting Stock of PBOC or the Bank owned or controlled by KSBE to an amount under 10 percent of any class of Voting Stock, or immediately ceasing any other actions that give rise to a conclusive or rebuttable determination of control under the Regulations;

             I. Should circumstances beyond KSBE's control result in KSBE being placed in a position to direct the management or policies of PBOC or the Bank, then KSBE shall either (1) promptly file an Application under the Holding Company Act or a Notice under the Control Act, as appropriate, and take no affirmative steps to enlarge that control pending either a final determination with respect to the Application or Notice, or (2) promptly reduce the amount of shares of Voting Stock of PBOC or the Bank owned or controlled by KSBE to an amount under 10 percent of any class of Voting Stock or immediately cease any actions that give rise to a conclusive or rebuttable determination of control under the Regulations;

             J. By entering into this Agreement and by offering it for reliance in reaching a decision on the request to rebut the presumption of control under the Regulations, as long as 10 percent or more of any class of Voting Stock of PBOC or the Bank is owned or controlled, directly or indirectly, by KSBE, and KSBE possesses any Control Factor as defined in the Regulations, KSBE will submit to the jurisdiction of the Regulations, including (1) the filing of an amended rebuttal or Application or Notice for any proposed action which is prohibited by this Agreement, and (2) the provisions relating to a penalty for any person who willfully violates or with reckless disregard for the safety or soundness of a savings association participates in a violation of the Holding Company Act or Control Act and the Regulations thereunder, and any regulation or order issued by the Office.

             K. Any violation of this Agreement shall be deemed to be a violation of the Holding Company Act or Control Act and the Regulations, and shall be subject to such remedies and procedures as are provided in the Holding Company Act or Control Act and the Regulations for a violation thereunder and in addition shall be subject to any such additional remedies and procedures as are provided under any other applicable statutes or regulations for a violation, willful or otherwise, of any agreement entered into with the Office.

        III. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument representing the Agreement among the parties thereto. It shall not be necessary that any one counterpart be signed by all of the parties hereto as long as each of the parties has signed at least one counterpart.

        IV. This Agreement shall be interpreted in a manner consistent with the provisions of the Rules and Regulations of the Office.

        V. This Agreement shall terminate upon (i) the approval by the Office of KSBE's Application under the Holding Company Act or clearance by the Office of KSBE's Notice under the Control Act to acquire PBOC or the Bank, and consummation of the transaction as described in such Application or Notice, (ii) the disposition by KSBE of a sufficient number of shares of PBOC or the Bank, or
(iii) the taking of such other action that thereafter KSBE is not in control and would not be determined to be in control of PBOC or the Bank under the Control Act, the Holding Company Act or the Regulations of the Office as in effect at that time.

        IN WITNESS THEREOF, the parties thereto have executed this Agreement by their duly authorized officer.

Date:  December 2, 1999



                                      KAMEHAMEHA SCHOOLS BERNICE PAUAHI BISHOP
                                      ESTATE


                                      By: /s/Robert K. U. Kihune
                                          -----------------------------------

                                      Name: Robert K. U. Kihune
                                           ----------------------------------

                                      Title:  Trustee
                                            ---------------------------------

             /s/                      By: /s/Ronald D. Libkuman
---------------------------------        ------------------------------------
         Legal Group
                                      Name: Ronald D. Libkuman
                                           ----------------------------------

                                      Title:  Trustee
                                            ---------------------------------


                                      By: /s/Francis A. Keala
                                          -----------------------------------

                                      Name: Francis A. Keala
                                           ----------------------------------

                                      Title:  Trustee
                                            ---------------------------------


                                      OFFICE OF THRIFT SUPERVISION


                                      By: /s/ Timothy J. Lane
                                          -----------------------------------

                                      Name: Timothy J. Lane
                                           ----------------------------------

                                      Title:   Assistant Regional Director
                                            ---------------------------------